Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information, each dated December 1, 2024, and each included in this Post-Effective Amendment No. 194 to the Registration Statement (Form N-1A, File No. 033-05724) of Deutsche DWS Global/International Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated October 22, 2024, with respect to the financial statements and financial highlights of DWS ESG International Core Equity Fund and DWS International Growth Fund (two of the funds constituting Deutsche DWS Global/International Fund, Inc.), which are included in Forms N-CSR for the year ended August 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 21, 2024